JOHN HANCOCK CQS ASSET BACKED SECURITIES FUND

SUBADVISORY AGREEMENT

AGREEMENT made this 9th day of October, 2024 between John Hancock Investment Management LLC, a Delaware limited liability company (the “Adviser”), and CQS (US), LLC, a Delaware limited liability company, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as the investment subadviser to and, subject to the supervision of the Board of Trustees (the “Board” or the “Trustees”) of John Hancock CQS Asset Back Securities Fund (the “Portfolio”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolio. The Subadviser will be an independent contractor and will have no authority to act for or represent the Portfolio or Adviser in any way or otherwise be deemed an agent unless expressly authorized in this Agreement or in another writing by the Portfolio and/or Adviser, as applicable.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE PORTFOLIO

a. Subject always to the direction and control of the Trustees of the Portfolio, the Subadviser will manage the investments and determine the composition of the assets of the Portfolio including any direct or indirect subsidiaries thereof which may include special purpose vehicles (collectively, “Subsidiaries”); on a discretionary basis in accordance with the Portfolio’s registration statement, as amended, or as subsequently amended in writing (the “Registration Statement”). Subject to the foregoing, in fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Subadviser will:

i.

buy, sell (including without limitation short sales), retain, convert, execute, exchange or otherwise deal in securities, borrow securities, make deposits, subscribe to issues and offers for sale of, and accept placings, underwritings and sub-underwritings, of any securities, effect transactions whether or not on any recognised market or exchange and whether or not frequently traded on any such market or exchange (including, without limitation, derivatives transactions, repurchase and reverse repurchase transactions, and securities lending transactions), negotiate, settle and sign on behalf of any of the Portfolio any documentation required to be so negotiated, settled or signed in connection with the execution of transactions in relation to the assets of the Portfolio and otherwise act as the Subadviser judges appropriate in relation to the management and investment of assets of the Portfolio;

ii.

obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

iii.	formulate and implement a continuous investment program for the Portfolio consistent with the Registration Statement;

iv.

manage required collateral levels in connection with the investment and reinvestment of the assets of the Portfolio. The Subadviser will provide instructions to the custodian for the Portfolio (the “Custodian”) to post collateral and to call for collateral from counterparties, as necessary, and will arrange for the transmission to the Custodian on a daily basis such confirmation, trade tickets, and other identifying information (including, but not limited to, CUSIP, SEDOL, or other numbers that identify the securities to be purchased or sold on behalf of the Portfolio) as may be reasonably necessary to enable the Custodian to perform its administrative and recordkeeping responsibilities with respect to the Portfolio. The Subadviser will provide reports with respect to its collateral management activities as requested by the Adviser;

v.	regularly report to the Trustees of the Portfolio with respect to the implementation of these investment programs; and

vi.

provide assistance with and make recommendations for the fair value of securities held by the Portfolio for which market quotations are not readily available or which may be identified for review from time to time by either the Portfolio or the Subadviser.

b.

The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the management of the investments of the Portfolio (excluding determination of net asset value and fund accounting services).

c.

The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolio, including without limitation, with respect to transactions in securities, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolio in accordance with its trading policies, as disclosed by the Subadviser to the Portfolio and/or the Adviser from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Registration Statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted under applicable law, including by Section 28(e) of the Securities Exchange Act of 1934 and by the Registration Statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its members and/or officers for the benefit of their clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers in connection with the Portfolio.

d.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be fair and equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients and in accordance with the Subadviser’s Aggregation and Allocation Policy as disclosed by the Subadviser to the Portfolio and/or the Adviser from time to time.

e.

The Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act, and the Investment Advisers Act, and the rules thereunder.

f.

The Subadviser shall vote all proxies relating to the Portfolio’s investment securities in accordance with the Portfolio’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio and, subject to the Portfolio’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

g.

The Subadviser shall act in compliance with all applicable laws, regulations and fiduciary duties relating to insider trading or insider dealing while in possession of material non-public or inside information.

3.	RESERVED

4.	COMPENSATION OF SUBADVISER

For the services provided to the Portfolio, the Adviser will pay the Subadviser with respect to the Portfolio the compensation specified in Appendix A to this Agreement.

Except as provided under Appendix B to this Agreement, the Subadviser shall pay its expenses in connection with fulfilling its duties under this Agreement.

5.	LIABILITY OF SUBADVISER

Neither the Subadviser nor any of its members, directors, officers, employees, agents, associated persons or secondees shall be liable to the Adviser or the Portfolio for any loss suffered by the Adviser or Portfolio resulting from its acts or omissions as Subadviser to the Portfolio, except for losses resulting from willful misfeasance, bad faith, or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors, officers, employees, agents, associated persons or secondees.

Subject to the provisions of clause 2.a. and this clause 5, the Subadviser shall not be liable for any act or omission of any person, firm or company (other than an affiliate) through whom transactions in securities are effected for the Portfolio, including the custodian, administrator and/or the depositary of the Portfolio or any other party having custody, possession or control of the assets of the Portfolio from time to time, or any clearance or settlement system.

6.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Portfolio are or may be interested in the Subadviser as trustees, officers, partners or otherwise; that employees, agents and partners of the Subadviser are or may be interested in the Portfolio as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Portfolio; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Agreement and Declaration of Trust of the Portfolio and the limited liability company agreement of the Subadviser, respectively, or by specific provision of applicable law.

7.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

8.	DURATION AND TERMINATION OF AGREEMENT

a.

This Agreement shall become effective on the date first indicated above, subject to the condition that the Board, including a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of the Adviser or the Subadviser, as well as the shareholder(s) of the Portfolio, shall have approved this Agreement in the manner required by the Investment Company Act. Unless terminated as provided herein, this Agreement shall remain in full force and effect through and including the second anniversary of the date first indicated above, and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board, or by the vote of a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Portfolio, and (ii) the vote of a majority of those Trustees who are not interested persons (as such term is defined in the Investment Company Act) of any such party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.

b.

This Agreement may be terminated at any time, without the payment of any penalty, by the Board, by the vote of a majority of the outstanding voting securities of the Portfolio, on sixty days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty days’ written notice to the Portfolio and the other party.

c.

This Agreement will automatically terminate, without the payment of any penalty (i) in the event of its assignment (as defined in the Investment Company Act); or (ii) in the event the Advisory Agreement between the Adviser and the Portfolio (the “Advisory Agreement”), terminates for any reason.

d.

For the avoidance of doubt, the parties acknowledge and agree that their respective rights and obligations under clauses 4, 5, 8, 10, 12, 16, 17, 18 and 19 shall survive and continue in full force and effect after the termination of this Agreement under this clause 8 or the cessation of the Subadviser’s ability to act under this Agreement for any reason whatsoever.

e.

Termination pursuant to this clause 8 shall be without prejudice to the completion of transactions already initiated by the Subadviser on behalf of the Portfolio and the Subadviser is hereby required to complete, as soon as practicable, all transactions initiated prior to such termination and pay for all additional expenses which it necessarily incurs as a result of the termination of its appointment pursuant to this Agreement and any losses necessarily realized in settling or concluding outstanding obligations of the Portfolio incurred by the Subadviser hereunder prior to such occurrence. The fees payable, and any expenses reimbursable, to the Subadviser pursuant to clause 4 of this Agreement shall continue to accrue during the period in which the Subadviser completes such transactions initiated prior to such termination.

9.	PROVISION OF CERTAIN INFORMATION BY SUBADVISER

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.

the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

the Subadviser is served or otherwise receives written notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; and

c.	any change in actual control or senior management of the Subadviser or any change in the portfolio managers of the Portfolio.

10.	USE OF NAMES

The Subadviser agrees not to use the names, or any derivatives of the names “John Hancock,” “John Hancock Investment Management LLC” or the names of any such entities’ affiliates in any prospectus, sales literature or other material relating to the Portfolio without first obtaining the applicable entity’s express, written consent prior to the use of such name.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Portfolio and by the vote of a majority of the Trustees of the Portfolio who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment.

12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties in relation to the subject matter of this Agreement.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Portfolio or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date delivered or mailed in accordance with this clause.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

17.	GOVERNING LAW AND JURISDICTION

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the Commonwealth of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

Each party hereby irrevocably agrees that the courts of the Commonwealth of Massachusetts shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

18.	LIMITATION OF LIABILITY

The Agreement and Declaration of Trust of the Portfolio, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “John Hancock CQS Asset Backed Securities Fund” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Portfolio shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Portfolio thereof, but only the assets belonging to the Portfolio shall be liable.

19.	CONFIDENTIALITY

a.

Neither party shall disclose to any person not authorized by the applicable party to receive the same, any confidential information relating to such other party or to the affairs of such other party, including inter alia, any information regarding the Portfolio, trading in respect thereof, investment recommendations, this Agreement or advice given hereunder (except disclosures made in the normal course of trading and specifically required by the trade) (“Confidential Information”) of which the party disclosing the same shall have become possessed during the period of this Agreement. For the avoidance of doubt, Confidential Information includes all information of or pertaining to the Portfolio, the Adviser and any of its affiliates, whether stored on computer disk or as electronic media, to which the Subadviser is given access or otherwise obtains in the course of its provision of the services under this Agreement, including but not limited to the Portfolio’s holdings and shareholder information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information).

b.	Each party shall (except in the normal course of trading and limited to information specifically required by the trade) not disclose any Confidential Information provided that:

i.

each party shall be entitled to disclose any Confidential Information where this is required by any law, regulation or rule to which that party or any of its members, officers or directors is subject or by any court or regulatory body of competent jurisdiction either before or after the termination of this Agreement, provided it has given the other party prior written notification (where permissible);

ii.

with the prior written consent of the Adviser and subject to the Portfolio’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings”, the Subadviser shall be entitled to disclose to any administrator, depositary, custodian and any other counterparty or service provider to the Portfolio such information in relation to the Portfolio and the assets, capital and liabilities of the Portfolio as they may reasonably require in order to discharge their obligations or effect transactions with the Portfolio;

iii.

the Adviser shall be entitled to disclose Confidential Information to the Portfolio and to any administrator, depositary, custodian and any other counterparty or service provider to the Portfolio such information in relation to the Portfolio and the assets, capital and liabilities of the Portfolio as they may reasonably require in order to discharge their obligations under the Advisory Agreement and/or to discharge their obligations or effect transactions with the Portfolio; and

iv.

each party shall be entitled to disclose any Confidential Information required by its legal counsel, auditors and employees to provide their services (subject always to similar duties of confidentiality).

c.

Each party shall (except in the normal course of trading and limited to information required for a specific trade) use its reasonable endeavours to prevent disclosure of any Confidential Information unless and until:

i.	the other party has given its written consent to such disclosure;

ii.	such information is required to be disclosed to ensure compliance with any applicable laws or regulations; or

iii.	such information is already within the public domain due to reasons other than a breach of this Agreement.

d.	The obligations of the parties pursuant to this clause 19 shall survive the termination of this Agreement or the termination, assignment or resignation of the Subadviser hereunder.

e.

Subject to the ability of the parties hereto to defend lawsuits, enforce their respective rights hereunder, comply with legal requirements or governmental requests and fulfil their obligations to clients and investors, neither party shall do or commit any act, matter or thing which would prejudice or bring into disrepute in any manner the business or reputation of any other party or any member or director of any such party.

If a party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that party may disclose such Confidential Information to the extent legally required; provided, however, that that party shall (i) first notify the Portfolio of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Portfolio’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require a party to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

f.

The Subadviser agrees to treat the Portfolio’s holdings as confidential information in accordance with the Portfolio’s “Policies and Procedures Regarding Disclosure of Portfolio Holdings” as such policy may be amended from time to time, and to prohibit its employees from disclosing or trading while in possession of any such confidential information.

20.	CONSULTATION WITH SUBADVISERS TO OTHER TRUST PORTFOLIOS

As required by Rule 17a-10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for the Portfolio in securities or other assets:

i.	other subadvisers to the Portfolio; and

ii.	other subadvisers to a portfolio under common control with the Portfolio.

21.	COMPLIANCE

In managing the investments of and determining the composition of the assets of the Portfolios and in performing its other services and obligations hereunder, the Subadviser shall: (i) comply with the investment objectives, policies and restrictions of the Portfolio as set forth in the Registration Statement, as from time to time amended or supplemented; (ii) comply with all policies, guidelines, instructions and procedures approved by the Board or the Adviser with respect to the Portfolio and furnished to the Subadviser; (iii) comply with all applicable requirements of the Investment Advisers Act, the Investment Company Act and the rules and regulations under each thereof, as the same may be amended from time to time; (iv) work collaboratively with the Adviser to cause the Portfolio to comply with the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company (for so long as the Portfolio seeks to qualify as a regulated investment company under the Code); and (v) comply with all other applicable law, rules and regulations. In addition, the Subadviser shall maintain compliance procedures for the Portfolio that the Subadviser reasonably believes are adequate to ensure its and the Portfolio’s compliance with the foregoing.

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination of the Subadviser by any relevant regulatory authority and documentation describing the results of any such examination and of any periodic testing of the Compliance Policies, (iii) documentation of any formal review of the Subadviser’s Compliance Policies and (iv) notification of any material compliance matter that relates to the services provided by the Subadviser to the Portfolio including, but not limited to, any material violation of the Compliance Policies or of the Subadviser’s code of ethics and/or related code. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with any certifications, information and access to personnel and resources (including those resources that will permit testing of the Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Portfolio to comply with Rule 38a-1 under the Investment Company Act. The Subadviser also agrees to provide such other information relating to the Subadviser’s compliance program as may be reasonably requested by the Portfolio, the Portfolio’s Chief Compliance Officer, or his or her authorized representative.

22.	REPRESENTATIONS AND WARRANTIES

a.	The Subadviser represents, warrants and agrees on a continuing basis the following:

i.	it is duly registered as an investment adviser under the Investment Advisers Act;

ii.	it has the authority to enter into this Agreement; and

iii.

it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Subadviser is bound whether arising by contract, operation of law or otherwise.

b.	The Adviser represents, warrants and agrees on a continuing basis the following:

i.	it is duly registered as an investment adviser under the Investment Advisers Act;

ii.	it has the authority to enter into this Agreement;

iii.

it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser is bound whether arising by contract, operation of law or otherwise;

iv.	it will notify the Subadviser, from time to time, of the amount available for investment on behalf of the Portfolio pursuant to this Agreement; and

v.

it will supply, or procure for the Subadviser, a copy of the Registration Statement (and copies of all amendments thereto, promptly upon such amendment being made), the annual and semi-annual report of the Portfolio.

c.

The Subadviser and the Adviser each represent and warrant that it will comply, and procure that its officers and employees which perform services in connection with this Agreement comply, with all applicable laws, rules and regulations relating to anti-bribery and corruption (“Anti-Corruption Laws”).

23.	SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Portfolio’s Board of Trustees, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Portfolio’s Board of Trustees that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for the Portfolio.

(THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

CQS (US), LLC

By:	/s/ Jim Fitzpatrick
Name:	Jim Fitzpatrick
Title:	Chief Investment Officer, North America and
Head of Global Loans

APPENDIX A

The Subadviser shall serve as investment subadviser for the Portfolio. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio a fee as set forth below.

Subadviser Fee

The Adviser will pay the Subadviser a fee, accrued daily and paid monthly in arrears, at an annual rate as follows (the “Subadviser Fee”):

[  ]% of the Managed Assets of the Portfolio. Managed Assets is defined as the total assets of the Portfolio (including any assets attributable to any preferred shares that may be issued or to indebtedness), minus the Portfolio’s liabilities incurred in the normal course of operations other than liabilities relating to indebtedness.

For purposes of determining the net assets of the Portfolio and calculating the Subadviser Fee, the net assets of the Portfolio are determined as of the close of business on the previous business day of the Portfolio.

The Subadviser Fee shall be settled by the Adviser within 30 days of the invoice date.

If this Agreement becomes effective or terminates, or if the manner of determining the Subadviser Fee changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

APPENDIX B

The Subadviser may incur certain Expenses (as defined below) for which the Subadviser will not be responsible; the Portfolio will pay its allocable share of the Expenses, either directly or indirectly, in the manner provided below.

“Expenses” shall mean:

(i)

certain post investment decision, pre-acquisition due diligence expenses (“Pre-Acquisition Expenses”) as part of the cost of acquisition of certain investment opportunities for the Portfolio. (The following are examples (but not an exclusive list) of Pre-Acquisition Expenses: (a) legal fees (x) to prepare closing documents such as purchase and sale agreements for investments of the Portfolio (“Portfolio Investments”) and (y) related to regulatory due diligence or approvals involving issues such as tax, antitrust and industry specific ownership constraints such as those applicable to issuers in certain industries from time to time and (b) other professional fees such as investment banking and financial consulting fees. Pre-Acquisition Expenses would not include, however, research expenses relating to purchasing a Portfolio Investment or any expenses not deemed to be transaction-specific as determined by the Subadviser in consultation with the Adviser; and

(ii)

certain post investment expenditures to protect or enhance an investment or to pursue other claims or legal action on behalf of the Portfolio to the extent that such Expenses referred to in this clause (ii) could be properly treated as capitalized transaction costs or, as realized losses or operating expenses of the Portfolio, as applicable, in accordance with US GAAP. Expenses may include, for example, litigation expenses, shareholder activism expenses, bank lender syndicate expenses, private transaction expenses, and bank debt expenses.

The Portfolio shall be obligated to pay only its proportionate share of the Expenses with respect to the particular investment.

The Subadviser agrees that all requests for payments will be submitted to the Portfolio on a monthly basis and will be accompanied by a summary of Expenses allocated to the Portfolio. The Subadviser will ensure the Expenses requested for payments meet the following conditions:

(i)	the Expense for which reimbursement is requested represent Expenses incurred by the Subadviser for services rendered by one or more entities that are unaffiliated with the Subadviser;

(ii)

the request for payment does not exceed the actual Expenses attributable to the Portfolio based on its proportionate holdings of the relevant securities relative to all of such securities held by accounts advised by the Subadviser; and

(iii)	in the opinion of the Subadviser, the Expenses incurred were reasonable in relation to the services rendered.

The Subadviser agrees to furnish to the Portfolio, in a timely fashion, copies of any additional supporting material or information that is reasonably requested by the Portfolio, which will be used for any audit or regulatory purposes.